As filed with the Securities and Exchange Commission on June 3, 1998

                                                 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                              DELAWARE  37-0364250
                 (State or other jurisdiction  (I.R.S. Employer
             of incorporation or organization)  Identification No.)
                              Three Lincoln Centre
                                5430 LBJ Freeway
                                   Suite 1740
                           Dallas, Texas  75240-2697
                    (Address of principal executive offices)

                                  DeSoto, Inc.
                                1992 Stock Plan
                            (Full title of the plan)
                               Alan C. Leet, Esq.
                              Rogers & Hardin LLP
                            2700 International Tower
                           229 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                                 (404) 522-4700
(Name, address and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

Title of Securities toAmount to be  Proposed Maximum     Proposed Maximum Amount of
be Registered         Registered(2) Offering Price Per   Aggregate        Registration
                                    Share                Offering Price   Fee
Common Stock, $1.00   147,062       $12.125 (3)          $1,783,126.75    $ 526.03
par value per share
(1)

<F1>
(1)  Issuable pursuant to the DeSoto, Inc. 1992 Stock Plan.
<F2>
(2)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also includes an indeterminable number of additional shares that may become issuable as a result of cancelled, terminated or expired options for
     Common Stock.
<F3>
(3)  Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share has been estimated at $12.125, which amount represents the average of the high and low sales prices of the common stock of Keystone Consolidated Industries, Inc. on May 27, 1998 as
     reported on the New York Stock Exchange.



     PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.


     The following documents are incorporated by reference in this Registration
Statement:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 24, 1998;

          (b) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, filed with the Commission on May 5, 1998;

          (c) The Registrant's Current Report on Form 8-K dated as of December 23, 1997, filed with the Commission on January 16, 1998; and

          (d) The Description of Capital Stock provided in the Registrant's Registration Statement on Form 8-A, filed with the Commission on April 29, 1968.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of Common Stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.


     Not applicable.

Item 5.  Interests of Named Experts and Counsel.


     Not applicable.

Item 6.  Indemnification of Officers and Directors.


     Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.
     Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.

     Article V of the Bylaws of Registrant provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the same extent currently permitted by Section 145 of the DGCL, each person that such Section grants the Registrant power to indemnify. Article Eleventh of the Certificate of Incorporation of the Registrant provides that no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholder,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL, or
(4) a transaction from which the director derived an improper personal benefit. Article Eleventh further provides that the liability of the corporation's directors to the corporation or its stockholders will be limited to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.


     Not applicable.

Item 8.  Exhibits.


     The exhibits to this Registration Statement are listed on the Exhibit Index included elsewhere herein.

Item 9.  Undertakings.


     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of June, 1998.

                         KEYSTONE CONSOLIDATED INDUSTRIES, INC.


                         By:
                               Robert W. Singer
                               President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 3, 1998.

     Signatures                              Capacity


               *                        Chairman of the Board

Glenn R. Simmons

                                        President and Chief Executive Officer

Robert W. Singer



                                        Vice President - Finance and Treasurer
Harold M. Curdy                         (Principal and Financial Officer)

                                        Corporate Controller (Principal
Bert E. Downing, Jr.                    Accounting Officer)

               *                        Director

Thomas E. Barry

               *                        Director

Paul M. Bass, Jr.

               *                        Director

David E. Connor

               *                        Director

William P. Lyons

               *                        Director

William Spier

               *                        Director

J. Walter Tucker, Jr.

                                        Director
               *

Richard N. Ullman

*    By:


          Harold M. Curdy, as Attorney-in-Fact
































                              II-14

                                    EXHIBIT INDEX

Exhibit
  No.                    Description


4.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

4.3 Indenture dated as of August 7, 1997 relating to the Registrant's 9 5/8% Senior Secured Notes due 2007 (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on September 4, 1997).

5.1  Opinion of Rogers & Hardin LLP

23.1 Consent of Coopers & Lybrand L.L.P.

23.2 Consent of Rogers & Hardin LLP (contained in Exhibit 5.1).

24.1 Power of Attorney